Exhibit 99.2

METROSPACES TO FINISH FIRST APART-HOTEL DEVELOPMENT IN 120 DAYS.

MIAMI, FL-(PRNEWSWIRE (August 29th, 2013) Metrospaces,Inc. (OTCQB: MSPC ) Today announced that the company’s President and CEO, Oscar Brito did an onsite visit to the Buenos Aires project and received updated information from the Development Partner on its Chacabuco 1353 apart-hotel real estate project.

Metrospaces, Inc., President and CEO Oscar Brito personally received an updated project development report from the Development Partners stating that full completion of the Chacabuco 1353 would be December 29th, 2013.

Mr. Brito, stated, “This is a significant mark for us, since it would be the first project we complete as a publicly traded company.  Full completion of this project will allow us to book our first revenue but more importantly, give us new funding to continue to execute these world-class residential and apart-hotel projects.  This project continues to prove our business model of having a very light overhead and focusing on JV partnerships with world-wide local Development Partners.”

Metrospaces was originally founded  by company President Oscar Brito.
Six years ago Metrospaces shareholders saw a unique opportunity to participate in several exciting property markets around the world. Through their world-wide network of highly recognized real estate entrepreneurs, the company was able to capitalize on unique real estate development opportunities. Since Inception the company has leveraged those relationships along with extensive  financial expertise and transformed excellence  by results.

Metrospaces is a boutique real estate development company, a product of the alliance of Metrospace shareholders, along with an elite group of real estate professionals and entrepreneurs located around the world. Company shareholders have extensive careers in real estate financing worldwide, and have funded projects both  in the America’s and across Europe valued in excess of US $350Million.

Metrospaces majority shareholders has partnered with Investors on Elite properties including The London  BLVGARI 5 Star Hotel, and is currently involved in negotiations for the development of several Elite luxury properties in South America.

Among Metrospace partners are Architects, Real Estate Developers, Agents and Attorneys of the highest standing, with extensive experience in the global property market.

About Metrospaces:

Metrospaces www.metrospaces.net  is a publicly traded real estate investment and Development Company which acquires land, designs, builds, and develops then  resells condominiums and Luxury  High-End Hotels, principally in urban areas of Latin America. The company’s current projects are located in Buenos Aires, Argentina, and Caracas, Venezuela.

Relevant Links:
www.metrospaces.net

Safe Harbor Statement.
Statements in this news release may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Metrospaces Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Company Contact: Tel: 305-600-0407
Investor Relations: investors@metrospaces.net